EXHIBIT 19.1
INSIDER TRADING POLICY OF THE DUCKHORN PORTFOLIO, INC.
SECTION 1 PURPOSE
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of The Duckhorn Portfolio, Inc. (the “Corporation”) and the handling of confidential information about the Corporation and the companies with which the Corporation does business. This Policy is adopted by the Corporation’s Board of Directors (the “Board of Directors”) with such changes by the Corporation’s Compliance Officer as deemed necessary or appropriate to carry out the intent of the Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.”

SECTION 2
PERSONS SUBJECT TO THIS POLICY
This Policy applies to all directors, officers, and employees (which for purposes of this Policy shall include contingent workers) of the Corporation and its subsidiaries. The same restrictions that apply to such directors, officers and employees also apply to (i) family members who reside with them, (ii) anyone else who lives in their household, (iii) any family members who do not live in their household but whose transactions in Corporation Securities (as defined below) are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in Corporation Securities), and (iv) family trusts, family partnerships and similar entities controlled by them or any person described in clauses (i)-
(iii) (collectively, “Other Covered Persons”). Directors, officers, and employees are responsible for transactions by Other Covered Persons and for informing them of this Policy.
The Corporation may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such other persons will be notified by the Compliance Officer.
SECTION 3 TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to transactions (including bona fide gifts) in the Corporation’s securities, including the Corporation’s common stock, options to purchase common stock, restricted stock units, or any other type of security or instrument that the Corporation may issue, including, but not limited to, preferred stock, debt, Corporation loans, convertible debt and warrants, as well as to derivative securities relating to any of the Corporation's securities, whether or not issued by the Corporation or settled in cash or securities (collectively, “Corporation Securities”).

SECTION 4

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Corporation and not to engage in transactions in Corporation Securities while in possession of material nonpublic information. Each individual is responsible for making sure that she or he complies with this Policy, and that any family member, household member, or entity whose transactions are subject to this Policy, as discussed above, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Corporation, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Corporation for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
SECTION 5 ADMINISTRATION OF THIS POLICY
The Corporation’s Chief Administrative Officer and General Counsel (“CAO”) or such other officer as is designated by the Chief Executive Officer shall serve, in consultation with the Chief Executive Officer, as the Compliance Officer for the purposes of this Policy, and in such role, shall be responsible for the administration of this Policy. In the absence of the Compliance Officer, another employee designated by the Compliance Officer (or, if the Compliance Officer is unavailable, by the Chief Executive Officer, and, if the Chief Executive Officer is unavailable, by the Chief Financial Officer) shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer or her or his delegate shall be final and not subject to further review.
SECTION 6
STATEMENT OF POLICY

It is the policy of the Corporation that a director, officer or other employee of the Corporation or its subsidiaries (or any other person designated by the Compliance Officer her or his delegate as subject to this Policy) who is aware of material nonpublic information relating to the Corporation may not directly or indirectly through Other Covered Persons:
a)engage in transactions in Corporation Securities, except as otherwise specified in this Policy under the headings “Transactions Under Corporation Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans”;
b)pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when they are aware of such information;

c)disclose material nonpublic information to persons within the Corporation whose jobs do not require them to have that information, or anyone outside of the Corporation, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Corporation’s policies regarding the protection or authorized external disclosure of information regarding the Corporation; or
d)assist anyone engaged in the above activities in contravention of this Policy.
In addition, it is the policy of the Corporation that a director, officer, or employee of the Corporation (or any other person designated by the Compliance Officer or her or his delegate as subject to this Policy) who, in the course of working for the Corporation, learns of material nonpublic information about a company with which the Corporation does business, including a customer or supplier of the Corporation, may not trade in that company’s securities until the information becomes public or is no longer material.
Further, it is the policy of the Corporation to comply with all applicable securities laws when transacting in its own securities.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Corporation’s reputation for adhering to the highest standards of conduct.

SECTION 7
DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Section 7.1 Material Information
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Corporation’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
While it is not possible to define all categories of material information, the following are some examples of information that ordinarily could be regarded as material:
a)changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
b)a pending or proposed merger, acquisition or tender offer;
c)a pending or proposed acquisition or disposition of a significant asset;
d)a pending or proposed joint venture or licensing arrangement;
e)a Corporation restructuring;

f)significant related party transactions;
g)a change in dividend policy, the declaration of a stock split or an offering of additional securities;
h)bank borrowings or other financing transactions out of the ordinary course;
i)the establishment of a repurchase program for Corporation Securities;
j)a change in the Corporation’s pricing or cost structure;
k)major marketing changes;
l)a change in management;
m)a change in auditors or notification that the auditor’s reports may no longer be relied upon;
n)pending or threatened significant litigation, or the resolution of such litigation;
o)significant regulatory developments;
p)impending bankruptcy or the existence of severe liquidity problems;
q)the gain or loss of a significant customer or supplier; and
r)the imposition of a ban on trading in Corporation Securities or the securities of another company.
Section 7.2 Nonpublic Information
Information that is not generally known or available to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available internet, radio or television programs, publication in a widely- available newspaper, magazine or news website or public disclosure documents filed with the Securities and Exchange Commission that are available on the Securities and Exchange Commission’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Corporation’s employees.
Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the second full trading day after the information is released. For example, if the Corporation announces financial earnings after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can buy or sell Corporation Securities is the opening of the market on Thursday (assuming she or he is not aware of other material nonpublic information at that time). However, if the Corporation announces earnings after trading begins on that Tuesday, the first time a director, officer or employee can buy or sell Corporation Securities is the opening of the market on Friday (again assuming she or he is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Corporation may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

SECTION 8
TRANSACTIONS UNDER CORPORATION PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted: Section 8.1 Stock Option Exercises
This Policy does not apply to the exercise of a stock option acquired pursuant to a Corporation equity incentive plan or to a transaction in which a person has elected to have the Corporation withhold shares subject to an option award to satisfy tax withholding requirements and/or the exercise price. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
Section 8.2 Restricted Stock and Similar Awards
This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock units, or similar awards or to a transaction in which there is an election to have the Corporation withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. This Policy does apply, however, to any market sale of shares received upon settlement of any restricted stock unit or similar award.
Section 8.3 Employee Stock Purchase Plan
This Policy does not apply to periodic purchases under a Corporation employee stock purchase plan, if such plan exists, that are made as the result of an election made at the beginning of the purchase period.
This Policy would apply, however, to an initial decision to participate in the plan or a decision to increase the level of contribution in a subsequent purchase period. It would also apply to any sales of shares purchased under the plan.
Section 8.4 401(k) Plan
This Policy does not apply to purchases of Corporation Securities in the Corporation’s 401(k) plan as a result of periodic contributions made pursuant to payroll deduction. The Policy does apply, however, to initial elections to participate, and increases or decreases in the level of participation, in a Corporation stock fund and transfers in or out of a Corporation stock fund (including in connection with a plan loan).
SECTION 9 TRANSACTIONS WITH THE CORPORATION
Any purchase of Corporation Securities from the Corporation or sales of Corporation Securities to the Corporation not already identified in Section 8 are not subject to this Policy.

SECTION 10
TRANSACTIONS IN MUTUAL FUNDS AND OTHER BROAD-BASED INDICES
Transactions in mutual funds and other broad-based indices that are invested in Corporation Securities are not transactions subject to this Policy.

SECTION 11
SPECIAL AND PROHIBITED TRANSACTIONS
The Corporation has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. It is therefore the Corporation’s policy that the persons identified below may not engage in any of the following transactions:
Section 11.1 Short-Term Trading
Short-term trading of Corporation Securities may be distracting to the person engaging in such trades and may unduly focus such person on the Corporation’s short-term performance instead of the Corporation’s long-term objectives. For these reasons, any director or officer of the Corporation who purchases Corporation Securities may not sell any Corporation Securities of the same class during the six months following the purchase (or vice versa).
Section 11.2 Short Sales
Short sales of Corporation Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Corporation’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Corporation’s performance. For these reasons, persons covered by this Policy are prohibited from engaging in any short sales of Corporation Securities. In addition, Section 16(c) of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) prohibits executive officers and directors from engaging in certain short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”
Section 11.3 Publicly Traded Options
Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus such individual’s attention on short-term performance at the expense of the Corporation’s long-term objectives. Accordingly, persons covered by this Policy are prohibited from engaging in any transactions in put options, call options or other derivative securities on an exchange or in any other organized market.

Section 11.4 Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Corporation Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such individual may no longer have the same objectives as the Corporation’s other shareholders. Therefore, persons covered by this Policy are prohibited from engaging in any such transactions.
Section 11.5 Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.
Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Corporation Securities, persons covered by this Policy are prohibited from holding Corporation Securities in a margin account or otherwise pledging Corporation Securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Corporation Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an individual wishes to pledge Corporation Securities as collateral for a loan, she or he must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
Section 11.6 Standing and Limit Orders
Standing and limit orders (except standing and limit orders under Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Corporation therefore discourages placing standing or limit orders on Corporation Securities other than pursuant to Rule 10b5-1 Plans. If a person subject to this Policy determines that they must use a standing order or limit order (other than pursuant to an approved Rule 10b5-1 Plan), that person must contact the Compliance Officer for clearance to place the order, which shall be reviewed by the Compliance Officer in her or his own discretion.
SECTION 12 RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Corporation Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Corporation Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be pre-approved by the Compliance Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party and once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
Persons subject to this Policy may only have one outstanding Rule 10b5-1 Plan at any one time (subject to certain exceptions). All Rule 10b5-1 Plans must have a “cooling off period,” the length of which will depend on the status of the person subject to this Policy. For directors and executive officers, the applicable “cooling off period” is the later of (1) 90 days after the adoption and (2) two business days following the disclosure of the Corporation's financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum of 120 days. For all other covered persons, the applicable “cooling off period” is at least 30 days from the time of the trading plan is executed to the time of the first trade pursuant to the plan.
Rule 10b5-1 Plans will be considered by the Compliance Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

SECTION 13
TRADING WINDOW AND PRE-CLEARANCE PROCEDURES
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Board of Directors has adopted an Addendum to this Policy that applies to directors, executive officers subject to Section 16 of the Exchange Act, and other persons designated by the Compliance Officer who have regular access to material nonpublic information about the Corporation. The Corporation will notify those individuals who are subject to the Addendum.
The Addendum generally prohibits persons and entities covered by it from trading in Corporation Securities, except during the trading windows specified in the Addendum. Directors, executive officers subject to Section 16 of the Exchange Act and other designated persons also must pre-clear all transactions in Corporation Securities with the Compliance Officer.
In addition, from time to time, the Corporation may be involved in activities—such as proposed acquisitions—that are material and that are known only by a few people at the Corporation. For those individuals whose duties at the Corporation cause them to be aware of such activity, the Compliance Officer will notify them of an event-specific trading restriction and they will not be permitted to trade in Corporation Securities during such trading restriction. The existence of an event-specific trading restriction will not be widely announced and should not be communicated to anyone. Even if individuals are not notified of an event-specific trading restriction, they should not trade in Corporation Securities if they are aware of material nonpublic information.

SECTION 14
POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Corporation Securities even after termination of service to the Corporation. If an individual is in possession of material nonpublic information when her or his service terminates, that individual may not trade in Corporation Securities until that information has become public or is no longer material.
SECTION 15

UNAUTHORIZED DISCLOSURE
Maintaining the confidentiality of Corporation information is essential for competitive, security and other business reasons, as well as to comply with securities laws. Directors, officers and employees should treat all information they learn about the Corporation or its business plans in connection with their employment as confidential and proprietary to the Corporation. Inadvertent disclosure of confidential or inside information may expose the Corporation and individuals to significant risk of investigation and litigation.
The timing and nature of the Corporation’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to individual directors, officers, or employees, the Corporation, and its management. Accordingly, it is important that responses to inquiries regarding the Corporation from the press, investment analysts or others in the financial community be made on the Corporation’s behalf only through authorized individuals, as expressly identified by the Corporation.
SECTION 16 CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Corporation’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Corporation-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even a Securities and Exchange Commission investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
SECTION 17 CORPORATION ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer at legal@duckhorn.com or the Duckhorn Ethics and Compliance Helpline by phone at (877) 454-6344.

ADDENDUM TO INSIDER TRADING POLICY
The Corporation has established additional procedures to assist in the administration of the Insider Trading Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. These additional procedures are applicable only to directors, executive officers subject to Section 16 of the Exchange Act, and other persons who are periodically designated by the Compliance Officer or her or his delegate as being subject to these additional procedures (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy) (collectively, “Covered Persons”). The Compliance Officer will notify those individuals who are subject to this Addendum and maintains a list of these individuals.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Corporation, the Compliance Officer, or any other employee or director pursuant to the Insider Trading Policy, including this Addendum (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

SECTION 1
PRE-CLEARANCE PROCEDURES
Covered Persons may not engage in any transaction in Corporation Securities at any time (other than as specified by the Insider Trading Policy, including this Addendum), even if not subject to a Blackout Period, without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre- clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre- clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then she or he should refrain from initiating any transaction in Corporation Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether she or he may be aware of any material nonpublic information about the Corporation and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether she or he has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within two trading days or make a new trading request.

SECTION 2
QUARTERLY TRADING RESTRICTIONS
Covered Persons may not engage in any transaction in Corporation Securities (other than as specified by the Insider Trading Policy, including this Addendum) during a “blackout period” beginning two weeks prior to the end of each fiscal quarter and ending after the second full trading day following the date of the public release of the Corporation’s earnings results for that quarter (as calculated pursuant to Section 7.2 of the Insider Trading Policy). In other words, these persons may only conduct transactions in Corporation Securities during the “window period” beginning on the day after the second full trading day following the public release of the Corporation’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter. These dates are generally communicated by email to the Covered Persons.

SECTION 3
EVENT-SPECIFIC TRADING RESTRICTIONS
From time to time, an event may occur that is material to the Corporation and is known by only a few directors, executive officers and/or employees. So long as the event remains material and nonpublic, such persons as designated by the Compliance Officer, or her or his delegate may not trade Corporation Securities. In addition, the Corporation’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Corporation Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer may notify these persons that they should not trade in the Corporation’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Corporation as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated a specific party as a person who should not trade due to an event-specific trading restriction, such party should not trade while aware of material nonpublic information.
SECTION 4 EXCEPTIONS
The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Insider Trading Policy does not apply, as described in the Insider Trading Policy under the headings “Transactions Under Corporation Plans” and “Transactions with the Corporation.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described in the Insider Trading Policy under the heading “Rule 10b5-1 Plans.”

I have read and understood the Insider Trading Policy of The Duckhorn Portfolio, Inc.

Employee’s Signature

Employee’s Printed Name

Date